ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-171806 Dated May 20, 2013
Royal Bank of Canada Airbag Autocallable Yield Optimization Notes $● Notes Linked to the Market Vectors Gold Miners ETF® due on or about May 30, 2014
Investment Description
Airbag Autocallable Yield Optimization Notes (the “Notes”) are unsecured and unsubordinated notes issued by Royal Bank of Canada linked to the shares of the Market Vectors Gold Miners ETF® (the “Reference Stock”).  The issue price of each Note will be $1,000. On a monthly basis, Royal Bank of Canada will pay you a coupon regardless of the performance of the Reference Stock. If the Closing Price of the Reference Stock on any quarterly Observation Date is greater than or equal to the Initial Price, Royal Bank of Canada will automatically call the Notes and pay you the principal amount per Note plus the applicable Coupon Payment for that date and no further amounts will be owed to you. If the Notes are not automatically called, on the maturity date Royal Bank of Canada will either pay you the principal amount per Note or, if the closing price of the Reference Stock on the final valuation date is below the conversion price, Royal Bank of Canada will deliver to you a number of shares of the Reference Stock equal to the principal amount per Note divided by the conversion price (the “share delivery amount”) for each of your Notes plus accrued and unpaid interest (subject to adjustments in the case of certain corporate events described in the product prospectus supplement no. ABYON-1 under “General Terms of the Notes — Anti-dilution Adjustments”).

Investing in the Notes involves significant risks. You may lose some or all of your principal amount. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving shares of the Reference Stock at maturity that are worth less than the principal amount of your Notes and the credit risk of Royal Bank of Canada for all payments under the Notes. Generally, the higher the coupon rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada.  If Royal Bank of Canada were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features	Key Dates1
❑         Income— Regardless of the performance of the Reference Stock, Royal Bank of Canada will pay you a monthly coupon. In exchange for receiving the monthly coupon on the Notes, you are accepting the risk of receiving shares of the Reference Stock at maturity that are worth less than your principal amount and the credit risk of Royal Bank of Canada for all payments under the Notes.

❑         Automatically Callable — If the price of the Reference Stock on any quarterly Observation Date is greater than or equal to the Initial Price, we will automatically call the Notes and pay you the principal amount per Note plus the applicable Coupon Payment for that date and no further amounts will be owed to you. If the Notes are not called, you may have downside market exposure to the Reference Stock at maturity, subject to any contingent repayment of the principal amount per Note.

❑         Contingent Repayment of Principal at Maturity— If the Notes are not previously called and the price of the Reference Stock does not close below the conversion price on the final valuation date, Royal Bank of Canada will pay you the principal amount at maturity, and you will not participate in any appreciation or depreciation in the value of the Reference Stock. If the price of the Reference Stock closes below the conversion price on the final valuation date, Royal Bank of Canada will deliver to you the share delivery amount at maturity for each of your Notes, which is expected to be worth less than your principal amount and may have no value at all. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada.

Trade Date1                                                                                              May 22, 2013
Settlement Date12                                                                                 May 31, 2013
Observation Dates3                                                                           Quarterly
Final Valuation Date3                                                                         May 22, 2014
Maturity Date3                                                                                         May 30, 2014
1          Expected.  In the event that we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed so that the stated term of the Notes remains approximately the same.
2          We expect to deliver each offering of the Notes against payment on or about the sixth business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the trade date will be required, by virtue of the fact that the Notes will settle in T+6, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement; such purchasers should also consult their own advisors in this regard.
3          Subject to postponement in the event of a market disruption event and as described under “General Terms of the Notes — Payment at Maturity” in the accompanying product prospectus supplement no. ABYON-1.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE REFERENCE STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF ROYAL BANK OF CANADA.  YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 5, THE RISKS DESCRIBED UNDER “RISK FACTORS” BEGINNING ON PAGE PS-4 OF THE PRODUCT PROSPECTUS SUPPLEMENT NO. ABYON-1 AND UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-5 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. IF THE NOTES ARE NOT CALLED, YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT.
Note Offering
This free writing prospectus relates to Notes we are offering linked to the Market Vectors Gold Miners ETF®.  The coupon rate, initial price and conversion price for the Notes will be determined on the trade date. The Notes will be issued in minimum denominations equal to $1,000 and integral multiples of $1,000.  Coupons will be paid monthly in arrears in 12 equal installments, subject to an earlier automatic call.

Reference Stock	Coupon Rate per Annum	Initial Price	Conversion Price	CUSIP	ISIN
Shares of the Market Vectors Gold Miners ETF® (GDX)	6.15% to 7.65%	$●	80% of the Initial Price	78008Y640	US78008Y6409
See “Additional Information about Royal Bank of Canada and the Notes” in this free writing prospectus. The Notes will have the terms specified in the prospectus dated January 28, 2011, the prospectus supplement dated January 28, 2011, product prospectus supplement no. ABYON-1 dated October 31, 2011 and this free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement and product prospectus supplement no. ABYON-1.  Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us
Offering of the Notes	Total	Per Note	Total	Per Note	Total	Per Note
Market Vectors Gold Miners ETF® (GDX)	h	$1,000	h	$15	h	$985
 (1) The price to the public includes the cost of hedging our obligations under the Notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  For additional related information, please see “Use of Proceeds and Hedging” beginning on page PS-15 of the accompanying product prospectus supplement no. ABYON-1.

(2) UBS Financial Services Inc., which we refer to as UBS, will receive a commission that will depend on market conditions on the trade date.  In no event will the commission received by UBS exceed $15 per $1,000 principal amount of each Note.

The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information about Royal Bank of Canada and the Notes
Royal Bank of Canada has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Royal Bank of Canada has filed with the SEC for more complete information about Royal Bank of Canada and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product prospectus supplement no.  ABYON-1 and this free writing prospectus if you so request by calling toll-free 866-609-6009.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011, relating to our Series E medium-term notes of which these Notes are a part, and the more detailed information contained in product prospectus supplement no. ABYON-1 dated October 31, 2011.  This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement no. ABYON-1, as the Notes involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product prospectus supplement no. ABYON-1 dated October 31, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911003637/d1028110424b5.htm

♦	Prospectus supplement dated January 28, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

♦	Prospectus dated January 28, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

As used in this free writing prospectus, the “Company,” “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Notes may be suitable for you if, among other considerations:

♦     You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦     You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of an investment in the Reference Stock.

♦     You believe the final price of the Reference Stock is not likely to be below the conversion price and, if it is, you can tolerate receiving shares of the Reference Stock at maturity worth less than your principal amount or that may have no value at all.

♦     You understand and accept that you will not participate in any appreciation in the price of the Reference Stock and that your return on the Notes is limited to the coupons paid.

♦     You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Reference Stock.

♦     You are willing and able to invest in a security that will be called on any Observation Date on which the Closing Price of the Reference Stock is greater than or equal to the Initial Price, and you are otherwise able to hold the Notes to maturity, a term of approximately 12 months.

♦     You are willing to invest in Notes for which there may be little or no secondary market and you accept that the secondary market will depend in large part on the price, if any, at which RBC Capital Markets, LLC, which we refer to as “RBCCM,” is willing to trade the Notes.

♦     You would be willing to invest in the Notes if the coupon rate was set equal to the lower end or bottom of the range indicated on the cover hereof (the actual coupon rate for the Notes will be determined on the trade date).

♦     You are willing to assume the credit risk of Royal Bank of Canada for all payments under the Notes, and understand that, if Royal Bank of Canada defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:

♦     You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦     You require an investment designed to provide a full return of principal at maturity.

♦     You are not willing to make an investment that may have the full downside market risk of an investment in the Reference Stock.

♦     You believe the final price of the Reference Stock is likely to be below the conversion price, which could result in a total loss of your initial investment.

♦     You cannot tolerate receiving shares of the Reference Stock at maturity worth less than your principal amount or that may have no value at all.

♦     You seek an investment that participates in the appreciation in the price of the Reference Stock or that has unlimited return potential.

♦     You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Reference Stock.

♦     You would not be willing to invest in the Notes if the coupon rate was set equal to the lower end or bottom of the range indicated on the cover hereof (the actual coupon rate for the Notes will be determined on the trade date).

♦     You seek an investment for which there will be an active secondary market.

♦     You are unable or unwilling to invest in a security that will be called on any Observation Date on which the Closing Price of the Reference Stock is greater than or equal to the Initial Price, or you are otherwise unable or unwilling to hold the Notes to maturity, a term of approximately 12 months.

♦     You are not willing to assume the credit risk of Royal Bank of Canada for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 5 of this free writing prospectus and “Risk Factors” in the accompanying product prospectus supplement no. ABYON-1 for risks related to an investment in the Notes.

Indicative Terms of the Notes1
Issuer:	Royal Bank of Canada
Issue Price per Note:	$1,000 per Note.
Principal Amount per Note:	$1,000 per Note.
Term2:	Approximately 12 months, if not previously called
Reference Stock:	The shares of the Market Vectors Gold Miners ETF®
Closing Price:	On any trading day, the last reported sale price of the Reference Stock on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.
Initial Price:	The closing price of the Reference Stock on the trade date.
Final Price:	The closing price of the Reference Stock on the final valuation date.
Autocall Feature:
The Notes will be automatically called if the Closing Price of the Reference Stock on any Observation Date is greater than or equal to the Initial Price.

If the Notes are called, Royal Bank of Canada will pay you on the applicable Call Settlement Date a cash payment per Note equal to the principal amount per Note plus the applicable Coupon Payment otherwise due on that day. No further amounts will be owed to you under the Notes.

Observation Dates:	August 27, 2013, November 25, 2013, February 25, 2014 and May 22, 2014 (the Final Valuation Date)
Call Settlement Dates:
Two business days following the relevant Observation Date, except that the Call Settlement Date for the final Observation Date will be the Maturity Date. Each Call Settlement Date will occur on a Coupon Payment Date for the Notes.

Coupon Payment:
The coupon payments will be made in 12 equal installments regardless of the performance of the Reference Stock, unless the Notes were earlier called.

The coupon rate per annum for the Notes is expected to be between 6.15% to 7.65%.

The actual coupon rate per annum will be determined on the trade date.

1st Installment through 12th Installment (if not earlier called):	Between 0.5125% and 0.6375%. The actual installment amount will be based on the coupon rate per annum and set on the trade date.
Conversion Price:	A percentage of the initial price of the Reference Stock, as specified on the cover page of this free writing prospectus.
Payment at Maturity3:
➢     If the Notes are not automatically called prior to maturity, and the final price of the Reference Stock is not below the conversion price on the final valuation date,  we will pay you at maturity an amount in cash equal to $1,000 for each $1,000 principal amount Note, plus accrued and unpaid interest.

➢     If the Notes are not automatically called prior to maturity, and the final price of the Reference Stock is below the conversion price on the final valuation date, we will deliver to you at maturity a number of shares of the Reference Stock equal to the share delivery amount (subject to adjustments) for each Note you own plus accrued and unpaid interest. The share delivery amount is expected to be worth less than the principal amount and may have a value equal to $0.

1 Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the product prospectus supplement.
2 In the event that we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the Notes remains approximately the same.
3 If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the closing price of the Reference Stock on the final valuation date.

Share Delivery Amount3:
A number of shares of the Reference Stock equal to (1) the principal amount per Note of $1,000 divided by (2) the conversion price, as determined on the trade date, subject to adjustment upon the occurrence of certain corporate events affecting the Reference Stock.  See “General Terms of the Notes — Anti-dilution Adjustments” in product prospectus supplement no. ABYON-1.

Investment Timeline
Trade Date:	The closing price of the Reference Stock (initial price) is observed, the conversion price and share delivery amount are determined and the coupon rate is set.

Monthly (including at Maturity):	Royal Bank of Canada pays the applicable coupon payments.

Quarterly:
The Notes will be automatically called if the Closing Price of the Reference Stock on any Observation Date is greater than or equal to the Initial Price. If the Notes are called, Royal Bank of Canada will pay you on the applicable Call Settlement Date a cash payment per Note equal to the principal amount of the Notes plus the applicable Coupon Payment otherwise due on that day and no further amounts will be due to you under the Notes.

Maturity Date:	If the Notes have not been previously called, the final price is determined as of the final valuation date.

If the final price of the Reference Stock is not below the conversion price on the final valuation date, we will pay you an amount in cash equal to $1,000 for each $1,000 principal amount Note.

If the final price of the Reference Stock is below the conversion price on the final valuation date, we will deliver to you a number of shares of the Reference Stock equal to the share delivery amount for each Note you own.3

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT AS YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR PRINCIPAL AMOUNT OR HAVE NO VALUE AT ALL.  ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF ROYAL BANK OF CANADA.  IF ROYAL BANK OF CANADA WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Coupon Payment Dates
Coupons will be paid in arrears in 12 equal monthly installments on the Coupon Payment Dates listed below, unless previously called.
June 28, 2013	December 31, 2013
July 31, 2013	January 31, 2014
August 30, 2013	February 28, 2014
September 30, 2013	March 31, 2014
October 31, 2013	April 30, 2014
November 29, 2013	May 30, 2014
Each coupon will be paid to the holders of record of the Notes at the close of business on the date that is one business day prior to the applicable Coupon Payment Date.
Key Risks
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement no. ABYON-1. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Notes.

Risks Relating to the Notes Generally
♦
Your Investment in the Notes May Result in a Loss:  The Notes differ from ordinary debt securities in that Royal Bank of Canada will not necessarily pay the full principal amount of the Notes at maturity. At maturity, if the Notes have not been previously called, Royal Bank of Canada will only pay you the principal amount of your Notes if the final price of the Reference Stock is greater than or equal to the conversion price. If the final price of the Reference Stock is below the conversion price, Royal Bank of Canada will deliver to you a number of shares of the Reference Stock equal to the share delivery amount for each Note you then own. Therefore, if the Notes are not automatically called and the final price of the Reference Stock is below the conversion price, you will be exposed on a leveraged basis to any such decline below the conversion price. For example, if the conversion price is 80% of the initial price and the final price is less than the conversion price, you will lose 1.25% of your $1,000 principal amount Note at maturity for each additional 1% that the final price is less than the conversion price. If you receive shares of the Reference Stock at maturity, the value of those shares is expected to be less than the principal amount of the Notes or may have no value at all.

♦
The Coupon Rate Per Annum Payable on the Notes Will Reflect in Part the Volatility of the Reference Stock, and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity: “Volatility” refers to the frequency and magnitude of changes in the price of the Reference Stock.  The greater the volatility of the Reference Stock, the more likely it is that the price of that stock could close below its conversion price on the final valuation date, which would result in the loss of some or all of your principal. This risk will generally be reflected in a higher coupon rate per annum payable on the Notes than the interest rate payable on our conventional debt securities with a comparable term. However, while the coupon rate per annum is set on the trade date, the Reference Stocks’ volatility can change significantly over the term of the Notes, and may increase. The price of the Reference Stock could fall sharply as of the final valuation date, which could result in a significant loss of principal.

♦
Contingent Repayment of Principal Applies Only at Maturity: If your Notes are not automatically called, you should be willing to hold your Notes to maturity.  If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to sell your Notes at a loss relative to your initial investment, even if the price of the Reference Stock is above the conversion price.

♦
Reinvestment Risk: If your Notes are automatically called prior to the Maturity Date, no further payments will be owed to you under the Notes.  Therefore, because the Notes could be called as early as the first Observation Date, the holding period over which you would receive any applicable Coupon, which is based on the relevant Coupon Rate as specified on the cover page, could be as little as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

♦
Credit Risk of Royal Bank of Canada: The Notes are unsubordinated and unsecured debt obligations of Royal Bank of Canada and are not, either directly or indirectly, an obligation of any third party.  Any payments to be made on the Notes, including any repayment of principal, depends on the ability of Royal Bank of Canada to satisfy its obligations as they come due.  As a result, the actual and perceived creditworthiness of Royal Bank of Canada may affect the market value of the Notes and, in the event Royal Bank of Canada were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

♦
Holders of the Notes Should Not Expect to Participate in any Appreciation of the Reference Stock, and Your Potential Return on the Notes is Expected to be Limited to the Coupon Paid on the Notes: Despite being exposed to the risk of a decline in the price of the Reference Stock, you should not expect to participate in any appreciation in the price of the Reference Stock. Any positive return on the Notes is expected to be limited to the coupon rate per annum. Accordingly, if the Notes are called prior to maturity, you will not participate in the Reference Stock’s appreciation and your return will be limited to the principal amount plus the Coupons paid up to and including the Call Settlement Date.  Similarly, if the Notes are not called prior to the final valuation date and the final price is greater than the initial price, your return on the Notes at maturity may be less than your return on a direct investment in the Reference Stock or on a similar security that allows you to participate in the appreciation of the price of the Reference Stock. In contrast, if the final price is less than the conversion price, you will be exposed to the decline of the Reference Stock and we will deliver to you at maturity for each Note you own shares of the Reference Stock which are expected to be worth less than the principal amount as of the maturity date, in which case you may lose your entire investment. As a result, any positive return on the Notes is expected to be limited to the coupon rate per annum.

♦
Single ETF Risk: The price of the Reference Stock can rise or fall sharply due to factors specific to the NYSE Arca Gold Miners Index, which underlies the Reference Stock (the “Underlying Index’’), such as volatility, earnings, financial conditions, corporate, industry and regulatory developments, and other events affecting the companies whose securities make up the components of the Underlying Index and Reference Stock. We urge you to review the financial and other information regarding the Reference Stock filed periodically with the SEC.

♦
Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity:  While the payment at maturity or upon an automatic call for the offered Notes described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes UBS’s commission and the estimated cost of hedging our obligations under the Notes through one or more of our affiliates.  As a result, the price, if any, at which Royal Bank of Canada or its affiliates will be willing to purchase the Notes from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be willing and able to hold your Notes to maturity.

♦
No Dividend Payments or Voting Rights: As a holder of the Notes, you will not have voting rights, rights to receive cash dividends or other distributions, or any other rights that holders of the Reference Stock would have.

♦
Owning the Notes Is Not the Same as Owning the Reference Stock: The return on your Notes may not reflect the return you would realize if you actually owned the Reference Stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions over the term of the Notes.  Further, the Reference Stock may appreciate over the term of the Notes and you will not participate in any such appreciation, which could be significant, even though you may be exposed to the decline of the Reference Stock at maturity.

♦
The Value of the Reference Stock May Not Completely Track the Value of the Securities in which the Exchange Traded Fund Invests: Although the trading characteristics and valuations of the Reference Stock will usually mirror the characteristics and valuations of the securities in which such exchange traded fund invests, its value may not completely track the value of such securities. The value of the Reference Stock will reflect transaction costs and fees that the securities in which that exchange traded fund invests do not have. In addition, although the Reference Stock is currently listed for trading on an exchange, there is no assurance that an active trading market will continue for the Reference Stock or that there will be liquidity in the trading market.

♦
Fluctuation of Net Asset Value: The net asset value (the ‘‘NAV’’) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s securities holdings. The market prices of the Reference Stock may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of the Reference Stock may differ from its NAV per share; the Reference Stock may trade at, above or below its NAV per share.

♦
Failure of the Reference Stock to Track the Level of the Underlying Index: While the Reference Stock is designed and intended to track the level of the Underlying Index, various factors, including fees and other transaction costs, will prevent the Reference Stock from correlating exactly with changes in the level of the Underlying Index. Accordingly, the performance of the Reference Stock will not be equal to the performance of its underlying index during the term of the Notes.

♦
Lack of Liquidity: The Notes will not be listed on any securities exchange.  RBCCM intends to offer to purchase the Notes in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which RBCCM is willing to buy the Notes.

♦
Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

♦
Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates: RBCCM, UBS or their affiliates may publish research, express opinions or provide recommendations as to the Reference Stock or the Underlying Index that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the Reference Stock, and therefore the market value of the Notes.

♦	Uncertain Tax Treatment: Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax adviser about your tax situation.

♦
Potential Royal Bank of Canada Impact on Price: Trading or transactions by Royal Bank of Canada or its affiliates in the Reference Stock or the Underlying Index, or in futures, options, exchange-traded funds or other derivative products on the Reference Stock or the Underlying Index may adversely affect the market value of the Reference Stock, the closing price of the Reference Stock, and, therefore, the market value of the Notes.

♦
Many Economic and Market Factors Will Impact the Value of the Notes: In addition to the closing price of the Reference Stock on any trading day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the actual and expected volatility of the price of the Reference Stock;

♦	the time to maturity of the Notes;

♦	the dividend rate on the Reference Stock and the securities included in the Underlying Index;

♦	interest and yield rates in the market generally;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	the occurrence of certain events to the Reference Stock that may or may not require an adjustment to the terms of the Notes; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
The Anti-Dilution Protection for the Reference Stock Is Limited: The calculation agent will make adjustments to the initial price and the conversion price for certain events affecting the shares of the Reference Stock. However, the calculation agent will not be required to make an adjustment in response to all events that could affect the Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Notes may be materially and adversely affected.

Additional Risks Relating to the Market Vectors Gold Miners ETF®

♦
The Holdings of the Market Vectors Gold Miners ETF® Are Concentrated in the Gold and Silver Mining Industries: All or substantially all of the equity securities held by the Market Vectors Gold Miners ETF® are issued by gold or silver mining companies. An investment in the Notes linked to the Market Vectors Gold Miners ETF® will be concentrated in the gold and silver mining industries.  As a result of being linked to a single industry or sector, the Notes may have increased volatility as the share price of the Market Vectors Gold Miners ETF may be more susceptible to adverse factors that affect that industry or sector. Competitive pressures may have a significant effect on the financial condition of companies in these industries.

In addition, these companies are highly dependent on the price of gold or silver, as applicable. These prices fluctuate widely and may be affected by numerous factors. Factors affecting gold prices include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market. Factors affecting silver prices include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as Mexico and Peru. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of silver may also influence the market.

♦
Relationship to Gold and Silver Bullion: The Market Vectors Gold Miners ETF® measures the performance of shares of gold and silver mining companies and not gold bullion or silver bullion. The Market Vectors Gold Miners ETF® may under- or over-perform gold bullion and/or silver bullion over the term of the Notes.

Hypothetical Examples
The following examples and table are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Reference Stock relative to its initial price. Royal Bank of Canada cannot predict the final price of the Reference Stock. You should not take these examples as an indication or assurance of the expected performance of the Reference Stock. The numbers appearing in the examples and table below have been rounded for ease of analysis. The following examples and table illustrate the Payment at Maturity per Note on a hypothetical offering of the Notes, based on the following assumptions*:

Term:	Approximately 12 months
Observation Dates:	Quarterly
Hypothetical initial price of the Reference Stock:	$10.00 per share
Hypothetical conversion price:	$8.00 (80.00% of the hypothetical initial price)
Hypothetical share delivery amount:	125 shares per Note ($1,000 / conversion price of $8.00)
Principal Amount:	$1,000 per Note
Hypothetical coupon rate per annum**:	6.90% ($5.75 per month)
Hypothetical dividend yield on the Reference Stock***:	1.50% over the term of the Notes (1.50% per annum).

*
May not be the actual coupon rate per annum, initial price, conversion price or share delivery amount applicable to the Notes. The actual coupon rate in respect of Coupon Payments, the initial price, the conversion price and the share delivery amount for the Notes will be determined on the trade date. If the actual coupon rate per annum as set on the trade date is less than the hypothetical coupon rate listed above, your coupon payments payable on the Notes will be less than the amounts listed in the examples below.

**	Coupon payment will be paid in arrears in equal monthly installments during the term of the Notes unless earlier called.
***	Hypothetical dividend yield holders of the Reference Stock might receive over the term of the Notes. Holders of the Notes will not be entitled to any dividend payments made on the Reference Stock.

Scenario #1: The Notes are called on the first Observation Date.
Since the Notes are called on the first Observation Date, Royal Bank of Canada will pay you on the applicable Call Settlement Date a cash payment of $1,005.75 per Note, reflecting the principal amount per Note plus the applicable Coupon Payment. Taking into account the Coupon Payments of $11.50 paid in respect of the prior Coupon Payment Dates, Royal Bank of Canada will have paid you a total of $1,017.25 per Note, representing a 1.725% return on the Notes. No further amounts will be owed to you under the Notes.

Payment upon automatic call:	$1,000.00
Coupons:	$17.25 ($5.75 × 3 = $17.25)
Total:	$1,017.25
Total Return on the Notes:	1.725%
Scenario #2: The Notes are called on the third Observation Date.
Since the Notes are called on the third Observation Date, Royal Bank of Canada will pay you on the applicable Call Settlement Date a cash payment of $1,005.75 per Note, reflecting the principal amount per Note plus the applicable Coupon Payment. Taking into account the Coupon Payments of $46.00 paid in respect of the prior Coupon Payment Dates, Royal Bank of Canada will have paid you a total of $1,051.75 per Note, representing a 5.175% return on the Notes. No further amounts will be owed to you under the Notes.

Payment upon automatic call:	$1,000.00
Coupons:	$51.75 ($5.75 × 9 = $51.75)
Total:	$1,051.75
Total Return on the Notes:	5.175%
Scenario #3: The Notes are not previously automatically called and the final price of the Reference Stock is not below the hypothetical conversion price of $8.00.
Since the final price of the Reference Stock is not below the hypothetical conversion price of $8.00, Royal Bank of Canada will pay you at maturity a cash payment equal to the principal amount of the Notes. This investment would outperform an investment in the Reference Stock if the price appreciation of the Reference Stock (plus dividends, if any) is less than 6.90% per annum.

If the closing price of the Reference Stock on the final valuation date is $13.00 (an increase of 30%):
Payment at Maturity	$1,000.00
Coupons:	$69.00	($5.75 × 12 = $69.00)
Total:	$1,069.00
Total Return on the Notes:	6.900%
In this example, the total return on the Notes is 6.900%, while the total return on the Reference Stock is a gain of 31.50% (including dividends).
If the closing price of the Reference Stock on the final valuation date is $8.50 (a decline of 15%):
Payment at Maturity	$1,000.00
Coupons:	$69.00	($5.75 × 12 = $69.00)
Total:	$1,069.00
Total Return on the Notes:	6.900%
In this example, the total return on the Notes is 6.900%, while the total return on the Reference Stock is a loss of 13.50% (including dividends).

Scenario #4: The Notes are not automatically called and the final price of the Reference Stock is below the hypothetical conversion price of $8.00.
Since the Notes have not been called and the final price of the Reference Stock is below the hypothetical conversion price of $8.00, Royal Bank of Canada will deliver to you at maturity the number of shares of the Reference Stock equal to the share delivery amount for every $1,000 principal amount Note you hold and will pay cash at the Final Price for any fractional shares included in the share delivery amount. The value of shares received at maturity and the total return on the Notes at that time depends on the closing price of the Reference Stock on the maturity date, and could result in the loss of some or all of your principal.

If the closing price of the Reference Stock on the maturity date is $4.00 (a decline of 60%):
Value of shares received:	$500	(125 shares x $4.00)
Coupons:	$69.00	($5.75 × 12 = $69.00)
Total:	$569.00
Total Return on the Notes:	-43.10%
In this example, the total return on the Notes is a loss of 43.10%, while the total return on the Reference Stock is a loss of 58.50% (including dividends).
Hypothetical Return Table at Maturity
The table below is based on the following assumptions*

Term:	Approximately 12 months (callable quarterly)
Hypothetical coupon rate per annum **:	6.90% (or $5.75 per monthly period)
Hypothetical initial price:	$10.00 per share
Hypothetical conversion price:	$8.00 (80.00% of the initial price)
Hypothetical share delivery amount:	125 shares per Note ($1,000 / conversion price $8.00)
Principal amount:	$1,000 per Note.
Hypothetical dividend yield on the Reference Stock***	1.50% over the term of the Notes (1.50% per annum).

*
Actual coupon rate and terms for the Notes will be set on the trade date. If the actual coupon rate per annum as set on the trade date is less than the hypothetical coupon rate listed above, your coupon payments payable on the Notes will be less than the amounts listed in the table below.

**	Coupon payment will be paid in arrears in 12 equal monthly installments during the term of the Notes, unless earlier called, on an unadjusted basis.
***	Dividend yield assumed received by holders of the Reference Stock during the term of the Notes.
Reference Stock			Conversion Event Does Not Occur(1) and There Was No Prior Automatic Call		Conversion Event Occurs(2) and There Was No Prior Automatic Call
Final Stock Price(3)	Stock Price Return	Total Return on the Reference Stock at Maturity(4)	Payment at Maturity + Coupon Payments(5)	Total Return on the Notes at Maturity(6)	Value of the Share Delivery Amount(7)	Payment at Maturity + Coupon Payments(8)	Total Return on the Notes at Maturity(6)
$15.00	50.00%	51.50%	$1,069.00	6.90%	n/a	n/a	n/a
$14.50	45.00%	46.50%	$1,069.00	6.90%	n/a	n/a	n/a
$14.00	40.00%	41.50%	$1,069.00	6.90%	n/a	n/a	n/a
$13.50	35.00%	36.50%	$1,069.00	6.90%	n/a	n/a	n/a
$13.00	30.00%	31.50%	$1,069.00	6.90%	n/a	n/a	n/a
$12.50	25.00%	26.50%	$1,069.00	6.90%	n/a	n/a	n/a
$12.00	20.00%	21.50%	$1,069.00	6.90%	n/a	n/a	n/a
$11.50	15.00%	16.50%	$1,069.00	6.90%	n/a	n/a	n/a
$11.00	10.00%	11.50%	$1,069.00	6.90%	n/a	n/a	n/a
$10.50	5.00%	6.50%	$1,069.00	6.90%	n/a	n/a	n/a
$10.00	0.00%	1.50%	$1,069.00	6.90%	n/a	n/a	n/a
$9.50	-5.00%	-3.50%	$1,069.00	6.90%	n/a	n/a	n/a
$9.00	-10.00%	-8.50%	$1,069.00	6.90%	n/a	n/a	n/a
$8.50	-15.00%	-13.50%	$1,069.00	6.90%	n/a	n/a	n/a
$8.00	-20.00%	-18.50%	$1,069.00	6.90%	n/a	n/a	n/a
$7.50	-25.00%	-23.50%	n/a	n/a	$937.50	$1,006.50	0.65%
$7.00	-30.00%	-28.50%	n/a	n/a	$875.00	$944.00	-5.60%
$6.50	-35.00%	-33.50%	n/a	n/a	$812.50	$881.50	-11.85%
$6.00	-40.00%	-38.50%	n/a	n/a	$750.00	$819.00	-18.10%
$5.50	-45.00%	-43.50%	n/a	n/a	$687.50	$756.50	-24.35%
$5.00	-50.00%	-48.50%	n/a	n/a	$625.00	$694.00	-30.60%
$4.50	-55.00%	-53.50%	n/a	n/a	$562.50	$631.50	-36.85%
$4.00	-60.00%	-58.50%	n/a	n/a	$500.00	$569.00	-43.10%
$3.50	-65.00%	-63.50%	n/a	n/a	$437.50	$506.50	-49.35%
$3.00	-70.00%	-68.50%	n/a	n/a	$375.00	$444.00	-55.60%

(1)	A conversion event does not occur if the final price of the Reference Stock is not below the conversion price.
(2)	A conversion event occurs if the final price of the Reference Stock is below the conversion price.
(3)
The final stock price is shown as of the final valuation date, if the final price of the Reference Stock is not below the conversion price. However, if the final price of the Reference Stock is below the conversion price, the final stock price is shown as of the final valuation date and the maturity date.  The final stock price range is provided for illustrative purposes only. The actual stock price return may be below -70.00%, and you therefore may lose up to 100% of your initial investment.

(4)	The total return at maturity on the Reference Stock assumes a dividend yield on the Reference Stock of 1.50% over the term of the Notes.
(5)	Payment consists of the principal amount plus the coupon payments received during the term of the Notes.
(6)	The total return at maturity on the Notes includes coupon payments received during the term of the Notes.
(7)
The value of the share delivery amount consists of the total shares included in the share delivery amount multiplied by the closing price of the Reference Stock on the maturity date.  If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the closing price of the Reference Stock on the Final Valuation Date.

(8)
The actual value of the payment consists of the market value of a number of shares of the Reference Stock equal to the share delivery amount, valued and delivered as of the maturity date with fractional shares paid in cash at the Final Share Price, plus the coupon payments received during the term of the Notes.

What Are the Tax Consequences of the Notes?
U.S. Federal Income Tax Consequences

Set forth below, together with the discussion of U.S. federal income tax in the accompanying product prospectus supplement, prospectus supplement and prospectus, is a summary of the material U.S. federal income tax consequences relating to an investment in the Notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Notes.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat the Notes for U.S. federal income tax purposes as an investment unit consisting of (i) a non-contingent debt instrument subject to the rules governing short-term debt instruments issued by us to you (the “Short-Term Debt Portion”) and (ii) a put option with respect to the Reference Stock written by you and purchased by us (the “Put Option”).

Short-Term Debt Portion— Amounts treated as interest on the Short-Term Debt Portion would be subject to general rules governing interest payments on short-term debt securities and would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers who so elect) on either a straight-line basis or under the constant-yield method, based on daily compounding. Cash-basis taxpayers (who do not elect to accrue interest currently) would include interest in income upon receipt of such interest.

Put Option—Amounts treated as payment for the Put Option would generally be deferred and accounted for upon sale or maturity of the Notes. At maturity, the amounts treated as payment for the Put Option (i) would likely result in short-term capital gain if you were to receive a cash payment of the full principal amount of your Notes, (ii) would reduce the U.S. federal income tax basis of the shares of Reference Stock you receive if we were to exchange your Notes for shares of the Reference Stock, or (iii) would reduce the amount you are treated as paying us upon settlement of the Put Option if you were to receive a cash payment of less than the full principal amount of your Notes.

With respect to coupon payments you receive, we intend to treat such payments as consisting of interest on the debt component and a payment with respect to the put option as follows:

Reference Stock	Coupon Rate per Annum (to be determined on trade date)	Interest on Debt Component per Annum	Put Option Component per Annum
Shares of the Market Vectors Gold Miners ETF® (GDX)	6.15% to 7.65%	• %	• %

There is no judicial or administrative authority discussing how the Notes should be treated for U.S. federal income tax purposes. Therefore, other treatments would also be reasonable and the Internal Revenue Service might assert that treatment other than that described above is more appropriate, in which case the timing and character of any income or loss on the Notes could be significantly and adversely affected.  In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury are actively considering whether the holder of such instruments should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject.  While it is not clear whether the Notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Notes.  You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Notes, may be treated as dividend equivalents.  If enacted in their current form, the regulations will impose a withholding tax on payments made on the Notes on or after January 1, 2014 that are treated as dividend equivalents.  In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.  Further, non-U.S. holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Notes in order to minimize or avoid U.S. withholding taxes.

The Foreign Account Tax Compliance Act (“FATCA”)will impose a 30% U.S. withholding tax on certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Treasury to collect and provide to the U.S. Treasury certain information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or otherwise complies with the legislation. In addition, the notes may constitute a “financial account” for these purposes and thus, be subject to information reporting requirements pursuant to FATCA. FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. These withholding and reporting requirements will generally apply to payments made after December 31, 2013 and to payments of gross proceeds from a sale or redemption made after December 31, 2016. If we determine withholding is appropriate with respect to the notes, we (or the applicable paying agent) will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on January 1, 2014. Holders are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the Notes.

Please see the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” on page PS-29 in the accompanying product prospectus supplement for a further discussion of the U.S. federal income tax consequences of an investment in the Notes.

Canadian Federal Income Tax Consequences

In the opinion of Norton Rose Canada LLP, our Canadian tax counsel, interest (including amounts deemed for purposes of the Income Tax Act (Canada) (“ITA”) to be interest) on a Note that is paid or credited, or deemed for purposes of the ITA to be paid or credited, to a Non-resident Holder (as that term is defined in the section entitled “Tax Consequences — Canadian Taxation” in the accompanying prospectus) will not be subject to Canadian non-resident withholding tax provided the Reference Stock of the Note is not a proxy for the profit of Royal Bank of Canada, as described in and subject to the qualifications set out in the section entitled “Tax Consequences — Canadian Taxation” in the accompanying prospectus.

For a further discussion of the material Canadian federal income tax consequences relating to an investment in the Notes, please see the section entitled “Supplemental Discussion of Canadian Federal Income Tax Consequences” in the accompanying product prospectus supplement, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Notes.

The Canadian tax disclosure in the prospectus is based on the assumption that a Note is not at the time of acquisition and during any relevant period “taxable Canadian property” (as defined in the ITA) of a Non-resident Holder.

If the Reference Stock is listed on a “designated stock exchange” (as defined in the ITA) at the time a Non-resident Holder disposes of the Note, the Note may be taxable Canadian property if, at any time during the sixty-month period immediately preceding the disposition of the Note, (i) the Non-resident Holder has, either alone or in combination with persons with whom the Non-resident Holder does not deal at arm’s length for purposes of the ITA, owned (or had an option in respect of, or interests in, or for civil law rights in (including a Note)) 25% or more of the issued shares of any class or series of shares in the capital of the issuer of the Reference Stock; and (ii) more than 50% of the fair market value of the Reference Stock was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties” (as defined in the ITA), “timber resource properties” (as defined in the ITA), and options in respect of, or interests in, or for civil law rights in, any such property.  If the Reference Stock is not listed on a designated stock exchange at the time a Non-resident Holder disposes of the Note, the Note may be taxable Canadian property if more than 50% of the fair market value of the Reference Stock was derived directly or indirectly (otherwise than through a corporation, partnership, or trust the shares or interests in which were not themselves taxable Canadian property at the particular time) from one or any combination of real or immovable property situated in Canada, “Canadian resource properties” (as defined in the ITA), “timber resource properties” (as defined in the ITA), and options in respect of, or interests in, or for civil law rights in, any such property.  In addition, the Note may be deemed to be taxable Canadian property of the Non-resident Holder in certain circumstances.

A Non-resident Holder should contact its tax advisors to determine whether a Note, or shares of a Reference Stock acquired pursuant to the terms of a Note, may be taxable Canadian property to the Non-resident Holder, and the Canadian tax consequences and obligations resulting therefrom.

Information About the Reference Stock
Included on the following pages is a brief description of the issuer of the Reference Stock. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for the Reference Stock. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the Reference Stock as an indication of future performance.

The Reference Stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Investment Company Act of 1940, as amended (the “Investment Company Act”). Companies with securities registered under the Exchange Act and the Investment Company Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the Reference Stock with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the issuer of the Reference Stock under the Exchange Act can be located by reference to its SEC Central Index Key (“CIK”) number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus or prospectus supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

Market Vectors Gold Miners ETF®
Information provided to or filed with the SEC by the Market Vectors Gold Miners ETF® under the Securities Act of 1933, as amended, and the Investment Company Act can be located by reference to SEC file numbers 333-123257 and 811-10325, respectively, through the SEC’s website at http://www.sec.gov. Additional information about Van Eck Associates Corporation (“Van Eck”) and the Market Vectors Gold Miners ETF® may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Van Eck website at http://www.vaneck.com. The information below was compiled from the Van Eck website. We have not independently verified the accuracy or completeness of the information above or below. Information contained in the Van Eck website is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

The Market Vectors Gold Miners ETF® is an investment portfolio maintained and managed by Market Vectors ETF Trust (the “Trust”) and advised by Van Eck. The Trust is a registered open-end investment company that consists of numerous separate investment portfolios, including the Market Vectors Gold Miners ETF®. The Market Vectors Gold Miners ETF® is an exchange traded fund that trades on the NYSE Arca under the ticker symbol “GDX.”

The Market Vectors Gold Miners ETF® seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index. The Underlying Index was developed by the NYSE Amex and is calculated, maintained and published by the NYSE Arca. The Underlying Index is a modified market capitalization-weighted index comprised of publicly traded companies involved primarily in mining for gold or silver. The Underlying Index includes common stocks and ADRs of selected companies that are involved primarily in mining for gold or silver and that are listed for trading on the NYSE, NYSE Arca, or the NASDAQ Stock Market. Only companies with market capitalizations greater than $100 million that have an average daily volume of at least 50,000 shares over the past six months are eligible for inclusion in the Underlying Index.

The Underlying Index’s benchmark value was 500.0 at the close of trading on December 20, 2002. As of May 17, 2013, there were 31 gold and silver mining companies included in the Market Vectors Gold Miners ETF®.

The Market Vectors Gold Miners ETF® utilizes a “passive” or “indexing” investment approach in attempting to track the performance of the Underlying Index. The Market Vectors Gold Miners ETF® will invest in all of the securities which comprise the Underlying Index. The Market Vectors Gold Miners ETF® will normally invest at least 95% of its total assets in common stocks that comprise the Underlying Index.

Holdings Information

The following table summarizes the Market Vectors Gold Miners ETF®’s top holdings in individual companies as of May 17, 2013.

Company	Percentage of Total Holdings
Goldcorp Inc	11.86%
Barrick Gold Corp	10.39%
Newmont Mining Corp	8.44%
Randgold Resources Ltd	5.60%
Yamana Gold Inc	5.22%
Silver Wheaton Corp	4.94%
AngloGold Ashanti Ltd	4.82%
Gold Fields Ltd	4.66%
Kinross Gold Corp	4.62%

Disclaimer

The Notes are not sponsored, endorsed, sold or promoted by Van Eck. Van Eck makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. Van Eck has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

The Underlying Index

We have derived all information contained in this free writing prospectus regarding the Underlying Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information and information supplied by the NYSE Arca. Such information reflects the policies of, and is subject to change by, the NYSE Arca. We have not independently verified the accuracy or completeness of such information. The Underlying Index was developed by the NYSE Amex (formerly the American Stock Exchange) and is calculated, maintained and published by the NYSE Arca. The NYSE Arca has no obligation to continue to publish, and may discontinue the publication of, the Underlying Index. The Underlying Index is reported by Bloomberg L.P. under the ticker symbol “GDM.”

Eligibility Criteria for Index Components

The Underlying Index includes common stocks and ADRs of selected companies that are involved in mining for gold and silver and that are listed for trading on the New York Stock Exchange, the NYSE Amex Stock Exchange or the NASDAQ Global Market. Only companies with a market capitalization of greater than $100 million that have an average daily trading volume of at least 50,000 shares or ADRs over the past six months are eligible for inclusion in the Underlying Index. NYSE Arca has the discretion to not include all companies that meet the minimum criteria for inclusion.

Calculation of the Underlying Index

The Underlying Index is calculated by NYSE Arca on a price return basis. The calculation is based on the current modified market capitalization divided by a divisor. The divisor was determined on the initial capitalization base of the Underlying Index and the base level and may be adjusted as a result of corporate actions and composition changes, as described below.

Index Maintenance

The Underlying Index is reviewed quarterly to ensure that at least 90% of the index weight is accounted for by index components that continue to meet the initial eligibility requirements. NYSE Arca may at any time and from time to time change the number of securities comprising the group by adding or deleting one or more securities, or replacing one or more securities contained in the group with one or more substitute securities of its choice, if in NYSE Arca’s discretion such addition, deletion or substitution is necessary or appropriate to maintain the quality and/or character of the Underlying Index. Components will be removed from the Underlying Index during the quarterly review if the market capitalization falls below $50 million or the traded average daily shares for the previous six months is lower than 25,000 shares.

At the time of the quarterly rebalance, the component security weights will be modified to conform to the following asset diversification requirements:

(1)	the weight of any single component security may not account for more than 20% of the total value of the Underlying Index;

(2)
the component securities are split into two subgroups–large and small, which are ranked by market capitalization weight in the Underlying Index. Large securities are defined as having a starting index weight greater than or equal to 5%. Small securities are defined as having a starting index weight below 5%; and

(3)	the aggregate weight of those component securities which individually represent more than 4.5% of the total value of the Underlying Index may not account for more than 50% of the total index value.

The weights of the components securities (taking into account expected component changes and share adjustments) are modified in accordance with the Underlying Index’s diversification rules.

Changes to the index composition and/or the component security weights in the Underlying Index are determined and announced prior to taking effect, which typically occurs after the close of trading on the third Friday of each calendar quarter month in connection with the quarterly index rebalance. The share weight of each component security in the index portfolio remains fixed between quarterly reviews except in the event of certain types of corporate actions such as stock splits, reverse stock splits, stock dividends, or similar events. The share weights used in the index calculation are not typically adjusted for shares issued or repurchased between quarterly reviews. However, in the event of a merger between two components, the share weight of the surviving entity may be adjusted to account for any stock issued in the acquisition.  NYSE Arca may substitute securities or change the number of securities included in the Underlying Index, based on changing conditions in the industry or in the event of certain types of corporate actions, including mergers, acquisitions, spin-offs, and reorganizations. In the event of component or share weight changes to the index portfolio, the payment of dividends other than ordinary cash dividends, spin-offs, rights offerings, re-capitalization, or other corporate actions affecting a component security of the Underlying Index, the index divisor may be adjusted to ensure that there are no changes to the index level as a result of nonmarket forces.

Historical Information

The following table sets forth the quarterly intra-day high, intra-day low and period-end closing prices for the Reference Stock, based on daily closing prices on the NYSE, as reported by Bloomberg.  The closing price of the Reference Stock on May 17, 2013 was $26.38.  The historical performance of the Reference Stock should not be taken as an indication of the future performance of the Reference Stock during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Intra-Day High	Quarterly Intra-Day Low	Quarterly Period-End Close

1/1/2009	3/31/2009	$38.93	$27.15	$36.88
4/1/2009	6/30/2009	$45.10	$30.81	$37.76
7/1/2009	9/30/2009	$48.40	$34.05	$45.29
10/1/2009	12/31/2009	$55.40	$40.92	$46.21
1/1/2010	3/31/2010	$51.16	$39.48	$44.41
4/1/2010	6/30/2010	$54.83	$45.36	$51.96
7/1/2010	9/30/2010	$56.86	$46.80	$55.93
10/1/2010	12/31/2010	$64.62	$53.68	$61.47
1/1/2011	3/31/2011	$62.02	$52.47	$60.06
4/1/2011	6/30/2011	$64.14	$51.11	$54.59
7/1/2011	9/30/2011	$66.97	$51.11	$55.19
10/1/2011	12/31/2011	$63.70	$49.22	$51.43
1/1/2012	3/31/2012	$57.93	$48.05	$49.57
4/1/2012	6/30/2012	$50.76	$39.08	$44.77
7/1/2012	9/30/2012	$55.25	$40.41	$53.71
10/1/2012	12/10/2012	$54.64	$44.17	$46.39
1/1/2013	3/28/2013	$47.52	$35.57	$37.85
4/1/2013	5/17/2013*	$37.88	$26.36	$26.38

*As of the date of this free writing prospectus, available information for the second calendar quarter of 2013 includes data for the period from April 1, 2013 through May 17, 2013.  Accordingly, the “Quarterly Intra-Day High,” “Quarterly Intra-Day Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2013.

The graph below illustrates the performance of the Reference Stock from May 17, 2008 to May 17, 2013, assuming an initial price of $26.38, which was the closing price of the Reference Stock on May 17, 2013, and a conversion price equal to 80% of the initial price (the actual initial price and conversion price will be determined on the trade date).

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE
Source: Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Supplemental Plan of Distribution
We have agreed to indemnify UBS Financial Services Inc. and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS Financial Services Inc. and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus.  We will agree that UBS Financial Services Inc. may sell all or a part of the Notes that it will purchase from us to its affiliates at the price indicated on the cover of the pricing supplement, the document that will be filed under Rule 424(b)(2) containing the final pricing terms of the Notes.

Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” beginning on page PS-15 of the accompanying product prospectus supplement no. ABYON-1.

Terms Incorporated in Master Note
The terms appearing above under the caption “Indicative Terms of the Notes” and the provisions in the accompanying product prospectus supplement no. ABYON-1 dated October 31, 2011 under the caption “General Terms of the Notes”, are incorporated into the master note issued to DTC, the registered holder of the Notes.